Exhibit 10.86

AMENDED
EXECUTIVE SALARY CONTINUATION AGREEMENT
This Amended Executive Salary Continuation Agreement (the “Agreement”) is made effective April 1, 2020 (the “Effective Date”), and is entered into by and between Central Valley Community Bank (the “Bank”) and James J. Kim (the “Executive”), each a “Party” and together the “Parties.”
RECITALS

A.	This Agreement amends and supersedes the prior Executive Salary Continuation Agreement between the Parties, dated February 1, 2019.

B.	The Executive is a valued executive of the Bank, and currently serves as the Bank’s Executive Vice President and Chief Operating Officer.

C.
The Bank’s Board of Directors (the “Board”) has determined that the Executive’s services to the Bank are valuable. The Bank and the Executive desire to enter into this Agreement under which the Bank has agreed to make certain payments to the Executive following the termination of employment.

D.
The Parties intend that this Agreement shall constitute an unfunded arrangement maintained primarily to provide supplemental retirement benefits for the Executive under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The parties further intend that this Agreement shall constitute a nonqualified deferred compensation arrangement under the Internal Revenue Code (“Code”). The Executive is fully advised of the Bank’s financial status and has had substantial input in the design of and benefits provided under this Agreement.

AGREEMENT
In consideration of the mutual promises, covenants, and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:
I.EMPLOYMENT
The Bank agrees to employ the Executive in such capacity as the Bank may from time to time determine. The Executive will continue in the employ of the Bank in such capacity and with such duties and responsibilities as may be assigned to him, and with such compensation as may be determined from time to time by the Board. Subject to the terms of this Agreement and any current or future employment agreement between the Bank and the Executive, either the Bank or the Executive may terminate the employment relationship at any time, for any reason or for no reason.
II.FRINGE BENEFITS
The salary continuation benefits provided by this Agreement are granted by the Bank as a fringe benefit to the Executive and are not part of any salary reduction plan or an arrangement deferring a bonus or a salary increase. The Executive has no option to take any current payment or bonus in lieu of salary continuation benefits.

III.    RETIREMENT BENEFIT AND EARLY TERMINATION BENEFIT
A.    Retirement Benefit.
If the Executive Retires on or after March 1, 2038, the Bank shall pay the Executive an annual retirement benefit equal to Eighty Thousand Dollars and No/100 ($80,000.00), in equal monthly installments (each of which shall be 1/12 of the annual benefit), for a period of one hundred eighty (180) months, commencing on the first day of the month following the date of the Executive’s Retirement. Beginning with the thirteenth month that benefits are paid, and continuing thereafter until paid in full, the annual benefit shall be increased each year by three percent (3%) from the previous year’s benefit to account for cost of living increases. In the event of the Executive’s death prior to the date all payments have been made, Section IV of this Agreement shall control. Any benefit payable under this Section shall be subject to reduction or elimination as provided in Section VII.
For purposes of this Section, “Retirement” and “Retire” mean that the Executive remains in the continuous employ of the Bank from the Effective Date and then retires from active employment (and his Employment Terminates) with the Bank, after March 1, 2033.
B.    Early Termination Benefit.
If the Executive Terminates Employment for any reason other than For Cause on or after March 1, 2033, and prior to March 1, 2038, the Bank shall pay the Executive an annual early termination benefit, based on the month of termination, equal to:

Month	Year	Annual Amount	Month	Year	Annual Amount	Month	Year	Annual Amount
March	2033	$40,000	November	2034	$53,334	July	2036	$66,667
April	2033	$40,667	December	2034	$54,000	August	2036	$67,334
May	2033	$41,334	January	2035	$54,667	September	2036	$68,000
June	2033	$42,000	February	2035	$55,334	October	2036	$68,667
July	2033	$42,667	March	2035	$56,000	November	2036	$69,334
August	2033	$43,334	April	2035	$56,667	December	2036	$70,000
September	2033	$44,000	May	2035	$57,334	January	2037	$70,667
October	2033	$44,667	June	2035	$58,000	February	2037	$71,334
November	2033	$45,334	July	2035	$58,667	March	2037	$72,000
December	2033	$46,000	August	2035	$59,334	April	2037	$72,667
January	2034	$46,667	September	2035	$60,000	May	2037	$73,334
February	2034	$47,334	October	2035	$60,667	June	2037	$74,000
March	2034	$48,000	November	2035	$61,334	July	2037	$74,667
April	2034	$48,667	December	2035	$62,000	August	2037	$75,334
May	2034	$49,334	January	2036	$62,667	September	2037	$76,000
June	2034	$50,000	February	2036	$63,334	October	2037	$76,667
July	2034	$50,667	March	2036	$64,000	November	2037	$77,334
August	2034	$51,334	April	2036	$64,667	December	2037	$78,000
September	2034	$52,000	May	2036	$65,334	January	2038	$78,667
October	2034	$52,667	June	2036	$66,000	February	2038	$79,334
						March	2038	$80,000

The early termination benefit shall be paid in lieu of any other benefit under this Agreement, in equal monthly installments (each of which shall be 1/12 of the annual benefit) for a period of one hundred eighty (180) months, commencing on the first day of the month following the date of the Executive’s Termination. Beginning with the thirteenth month that benefits are paid, and continuing thereafter until paid in full, the annual benefit shall be increased each year by three percent (3%) from the previous year’s benefit to account for cost of living increases. In the event of the Executive’s death prior to the date all payments have been made, Section IV of this Agreement shall control. Any benefit payable under this Section shall be subject to reduction or elimination as provided in Section VII. If the Executive Terminates Employment before March 1, 2033, this Agreement shall immediately terminate and the Executive shall not be entitled to receive any benefits under this Agreement.
IV.    DEATH BENEFIT
In the event of the Executive’s death, no benefits shall be payable hereunder and this Agreement shall automatically terminate. If the Executive is already in pay status at the time of his death, no further payments will be made, and his right to any additional payments will terminate. Notwithstanding the foregoing, in the event that the Policy(ies) described in that certain Life Insurance Endorsement Method Split Dollar Agreement between the Bank and the Executive of even date herewith (the “Split Dollar Agreement”) is/are surrendered, lapse or are otherwise terminated by the Bank, and the Bank does not replace such Policy(ies) with other comparable life insurance, such that no death benefits are payable under the Split Dollar Agreement, then in the event of the Executive’s death, the Executive’s beneficiaries under the Split Dollar Agreement shall be entitled to the payment of the benefits, if any, described in Section VI(A) or VI(B) of the Split Dollar Agreement, as applicable, in lieu of any other benefit under this Agreement.
V.    TERMINATION OF EMPLOYMENT

A.	Definitions and Construction.
“Termination of Employment” or “Employment Terminates” means that the Executive’s employment with the Bank is terminated and the Executive actually separates from service with the Bank and does not continue in his prior capacity. Termination of Employment does not include the Executive’s military leave, sick leave or other bona fide leave of absence (such as temporary employment with the government) if the period of leave does not exceed six months, or if longer, so long as his right to reemployment with the Bank is provided either in contract or by statute. Notwithstanding the foregoing, Executive’s employment shall be deemed to have terminated, and Executive shall have suffered an Employment Termination, when the Parties reasonably anticipate that Executive will have a permanent reduction in the level of bona fide services provided to the Bank, to a level of service that is less than fifty percent (50%) of the average level of bona fide services provided by Executive to the Bank in the immediately preceding thirty-six (36) month period. Notwithstanding anything to the contrary, the terms “Termination of Employment” and “Employment Terminates” shall be construed in accordance with Code Section 409A, together with regulations and guidance promulgated thereunder, as amended from time to time (collectively referred to as “Code Section 409A”).
B.    Termination of Employment For Cause.

In the event the Executive’s Employment Terminates For Cause, then this Agreement shall immediately terminate and the Executive shall forfeit all benefits and shall not be entitled to receive any benefits under this Agreement. “For Cause” shall mean any of the following actions by the Executive that result in an adverse effect on the Bank: (1) gross negligence or gross neglect; (2) the commission of a felony or gross misdemeanor involving moral turpitude, fraud, or dishonesty; (3) the willful violation of any law, rule, or regulation (other than a traffic violation or similar offense); (4) an intentional failure to perform stated duties; or (5) a breach of fiduciary duty involving personal profit. If a dispute arises as to whether Termination of Employment was For Cause, such dispute shall be resolved by arbitration as set forth in this Agreement.
VI.    CHANGE IN CONTROL
Upon a Change In Control, the Bank shall pay the Executive a lump sum payment equal to the present value (calculated using the assumptions set forth in Section IX(K), determined as of the date of payment) of one hundred percent (100%) of the benefit that the Executive would have received under Section III(A) had the Executive been employed by the Bank until March 1, 2038. The lump sum payment shall be made on the first day of the month following the date of Change In Control. The payment of a lump sum pursuant to this Section shall be in lieu of any other benefit under this Agreement. Any benefit payable under this Section shall be subject to reduction or elimination as provided in Section VII.
A “Change In Control” shall be deemed to have occurred on the date that any one person, or more than one person acting as a group, acquires ownership of stock of the Bank that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Bank. However, if any one person or more than one person acting as a group, is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Bank, the acquisition of additional stock by the same person or persons will not be considered to cause a Change In Control. Further, an increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Bank acquires its stock in exchange for property will not be considered to cause a Change In Control. Transfers of Bank stock on account of death, gift, transfers between family members or transfers to a qualified retirement plan maintained by the Bank shall not be considered in determining whether there has been a Change In Control. For purposes of this Section, the term “Bank” shall include any holding company, meaning any corporation that is a majority shareholder of the Bank. A “Change In Control” shall be interpreted in accordance with the definition of “Change in Ownership” under Code Section 409A, and to the extent that an event or series of events does not constitute a “Change in Ownership” under Code Section 409A, the event or series of events will not constitute a “Change In Control” under this Agreement.
VII.    LEGAL AND REGULATORY RESTRICTIONS ON BENEFIT PAYMENTS
Benefit payments under this Agreement are subject to any restrictions imposed by applicable state or federal laws, rules, regulations, or orders or directives issued by regulatory authorities (referred to as “Payment Restrictions”). Bank shall not be required to make any payment to Executive or take any other action under this Agreement if such payment or action will or reasonably could result in any violation of any Payment Restrictions, including but not limited to the specific Payment Restrictions described in this subsections (A) and (B) below.

A.	Restrictions on Contracts and Payments for Insured Depository Institutions in Troubled Status.
The parties acknowledge and agree that while the restrictions contained in the Federal Deposit Insurance Act, Section 18(k) [12 U.S.C. §1828(k)], relating to contracts for and payment of executive compensation and benefits by insured depository institutions in “troubled” condition, do not currently apply to the Bank or the Executive, such provisions could apply in the future.
B.    Delayed Payments to Certain Executives Under Code Section 409A.
If Executive is a Specified Employee as of the date of Termination of Employment, payments under this Agreement may not be made before the date that is six months after Termination of Employment (or, if earlier than the end of the six-month period, the date of death of the Executive). Payments to which the Executive would otherwise be entitled during the first six months following Termination of Employment, but for this Six-Month Delay provision, shall be accumulated and paid on the first day of the seventh month following Termination of Employment.
(i)    Specified Employee.
Executive shall be deemed to be a “Specified Employee” if, as of the date of Executive’s Termination of Employment, Executive is a Key Employee of the Bank and the Bank (or its holding company, Central Valley Community Bancorp) has stock which is publicly traded on an established securities market or otherwise.
(ii)    Key Employee.
If Executive meets each of the requirements of Internal Revenue Code Section 416(i)(1)(A)(i), (ii), and (iii) (applied in accordance with the regulations thereunder and disregarding Section 416(i)(5)) at any time during a twelve month period ending on December 31 (the “Specified Employee Identification Date”), then Executive shall be treated as a Key Employee for the entire twelve month period beginning on the following April 1. Such April 1 date shall be the “Specified Employee Effective Date” for purposes of Section 409A.
C.    Clawback.
In the event that any Payment Restrictions or any contractual arrangement with or required by a regulatory authority require Bank to seek or demand repayment or return of any payments made to Executive under this Agreement for any reason, Executive agrees to repay to Bank the aggregate amount of such payments no later than thirty (30) days following Executive’s receipt of a written notice from Bank indicating that payments received by Executive under this Agreement are subject to recapture or clawback.
VIII.    RESTRICTIONS ON FUNDING
The Bank shall have no obligation to set aside, earmark or entrust any fund or money with which to pay its obligations under this Agreement. To the extent the Executive or any successor in interest becomes eligible to receive benefits under this Agreement, he or she shall be and remain a general creditor of the Bank in the same manner as any other creditor having a general claim for unpaid compensation. The Bank reserves the absolute right, in its sole discretion, to purchase life insurance in conjunction with the benefits provided under this Agreement. The Bank further reserves the absolute right, in its sole discretion, to establish a grantor trust which may be used to hold Bank assets to be maintained as reserves against the Bank’s unfunded, unsecured obligations hereunder. Such reserves shall at all times be subject to the claims of the Bank’s creditors. If a trust or other vehicle is established, the Bank’s obligations hereunder shall be reduced to the extent assets are utilized to meet its obligations. Any trust established by the Bank and the assets held in trust shall conform in substance to the terms of the model trust described in Revenue Procedure 92-64, 1992-33 IRB 11 (8-17-92). The Bank reserves the absolute right, in its sole discretion, to terminate any life insurance purchased or any grantor trust established for these purposes at any time, in whole or in part. At no time shall the Executive have any lien or right, title or interest in or to any specific investment or to any assets of the Bank. If the Bank elects to invest in a life insurance, disability or annuity policy upon the life of the Executive, then the Executive shall assist the Bank by freely submitting to a physical exam and supplying such additional information necessary to obtain such insurance or annuities.
IX.    MISCELLANEOUS
A.    Prohibition Against Alienation or Assignment.
The Executive, his surviving spouse, and any other beneficiary(ies) under this Agreement shall not have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber in advance any benefit which may become payable hereunder. No benefits shall be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance owed by the Executive or the Executive’s beneficiary(ies), or be transferable by operation of law in the event of bankruptcy, insolvency or otherwise. In the event the Executive or any beneficiary attempts to assign, commute, hypothecate, transfer or dispose of the benefits which may become payable hereunder, the Bank’s liabilities shall forthwith cease and terminate.
B.    Binding Obligation of the Bank and Any Successor in Interest.
The Bank shall not merge or consolidate into or with another bank or sell substantially all of its assets to another bank, firm or person until such bank, firm or person agrees, in writing, to assume and discharge the Bank’s duties and obligations under this Agreement. This Agreement shall be binding upon the Parties, their successors, beneficiaries, heirs and personal representatives.
C.    Amendment or Revocation.
It is agreed by and between the Parties that, during the lifetime of the Executive, this Agreement may be amended or revoked at any time or times, in whole or in part, by the mutual written consent of the Executive and the Bank.
D.    Gender.
Whenever in this Agreement words are used in the masculine, feminine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender, whenever they should so apply.
E.    Effect on Other Bank Benefit Plans.

Except as provided in Section VII, nothing contained in this Agreement shall affect the Executive’s rights or shall create any rights to participate in or be covered by any qualified or non-qualified pension, profit-sharing, group, bonus or other supplemental compensation or fringe benefit plan sponsored or offered by the Bank.
F.    Headings.
Headings and subheadings in this Agreement are inserted for reference and convenience only and shall not be deemed a part of this Agreement.
G.    Applicable Law.
The validity and interpretation of this Agreement shall be governed by applicable federal law and the laws of the State of California.
H.    Partial Invalidity.
If any term, provision, covenant, or condition of this Agreement is determined by an arbitrator or a court to be invalid, void, or unenforceable, such determination shall not render any other term, provision, covenant, or condition invalid, void, or unenforceable, and the Agreement shall remain in full force and effect notwithstanding such partial invalidity.
I.    Not a Contract of Employment.
This Agreement shall not be deemed to constitute a contract of employment between the Parties, nor shall any provision hereof restrict the right of the Bank to discharge the Executive or restrict the right of the Executive to terminate employment.
J.    Effective Date.
This Agreement shall be effective on the Effective Date specified above.
K.    Present Value.
All present value calculations under this Agreement shall be based on the following discount rate:

Discount Rate:
The discount rate as used in the calculations for this Agreement shall comply with the accounting standards contained in ASC 715. The initial rate shall be two and 71/100 percent (2.71%) and shall be adjusted quarterly.

L.    Contradiction in Terms of Agreement and Exhibits.
If there is a contradiction in the terms of this Agreement and the exhibits attached hereto with respect to the benefits payable, then the terms set forth in the Agreement shall control.
X.    ERISA PROVISIONS
A.    Named Fiduciary and Plan Administrator.

The “Named Fiduciary and Plan Administrator” of this Agreement shall be Central Valley Community Bank. The Board, in its discretion, may appoint one or more individuals to serve in this capacity. As Named Fiduciary and Plan Administrator, the Bank shall be responsible for the management, control and administration of the Agreement. The Named Fiduciary may delegate to others certain aspects of the management and operation, including the employment of advisors and the delegation of ministerial duties to qualified individuals.
B.    Claims Procedure and Arbitration.
In the event a dispute arises with respect to benefits under this Agreement and the disputed benefits are not paid, then the Executive or his beneficiaries may make a written claim to the Named Fiduciary and Plan Administrator named above within sixty (60) days from the date payments are refused. The Named Fiduciary and Plan Administrator shall review the written claim and, if the claim is denied in whole or in part, they shall respond in writing within sixty (60) days of receipt of such claim, stating specific reasons for the denial, and providing references to the provisions of this Agreement upon which the denial is based and any additional material or information necessary to perfect the claim. Such written notice shall further indicate the additional steps to be taken by claimant(s) if a further review of the claim is desired. A claim shall be deemed denied if the Named Fiduciary and Plan Administrator fail to take any action within the prescribed sixty (60) day period.
If claimants desire a second review they shall notify the Named Fiduciary and Plan Administrator in writing within sixty (60) days of the initial claim denial. Claimants may review this Agreement or any documents relating thereto and submit any written issues and comments that may be appropriate. In their sole discretion, the Named Fiduciary and Plan Administrator shall then review the second claim and provide a written decision within sixty (60) days of receipt of such claim. This decision shall likewise state the specific reasons for the decision and shall include reference to specific provisions of this Agreement upon which the decision is based.
If claimants continue to dispute the benefit denial based upon completed performance of this Agreement or the meaning and effect of the terms and conditions thereof, then claimants may submit the dispute to an arbitrator for final arbitration. The arbitrator shall be selected by mutual agreement of the Bank and the claimants. The arbitrator shall operate under any generally recognized set of arbitration rules. The Parties agree that they and their heirs, personal representatives, successors and assigns shall be bound by the decision of such arbitrator with respect to any controversy properly submitted to it for determination.
Where a dispute arises as to benefits forfeited as a result of the Bank’s discharge of the Executive For Cause, such dispute shall likewise be submitted to arbitration as described above and the Parties agree to be bound by the arbitrator’s decision.

XI.	TERMINATION OR MODIFICATION OF AGREEMENT BY REASON OF CHANGES IN THE LAW, RULES OR REGULATIONS
The Bank is entering into this Agreement upon the assumption that certain existing tax laws, rules and regulations will continue in effect in their current form. If any such assumptions should change and the change has a detrimental effect on this Agreement, then the Bank reserves the right to terminate or modify this Agreement. This paragraph shall become null and void effective immediately upon a Change In Control.

XII.    CODE SECTION 280G
Notwithstanding any provision of this Agreement to the contrary, if all or a portion of any benefit payment under this Agreement, alone or together with any other compensation or benefit, will be a non-deductible expense to the Bank by reason of Code Section 280G, the Bank shall reduce the benefits payable under this Agreement as necessary to avoid the application of Section 280G. The Bank shall have the power to reduce benefits payable under this Agreement to zero, if necessary.

XIII.	USE OF TRADE SECRETS AND SOLICITATION AFTER TERMINATION OF EMPLOYMENT
In further consideration of this Agreement, Executive agrees not to use Bank’s trade secrets and confidential information to compete with Bank at any time, directly or indirectly.  As further consideration, for a period of one (1) year following termination of his employment, Executive agrees not to solicit, directly or indirectly, (A) any employees of Bank or consultants to Bank who are located within the state of California to terminate such employment or consulting arrangement or to work for anyone in competition with Bank; and (B) any Bank customers who are known to Executive as a result of his employment with Bank. In the event that Executive breaches his obligations under this section, Bank shall have the right, in its sole discretion, to not pay any benefit due Executive under this Agreement.
XIV.    PROHIBITION AGAINST ACCELERATION
Notwithstanding anything to the contrary, neither the time nor the scheduling of payments under this Agreement may be accelerated unless such acceleration is permissible under Code Section 409A, other applicable law and the terms of this Agreement.
IN WITNESS WHEREOF, the Parties acknowledge that each has carefully read this Agreement and executed the original on the date written below and that, upon execution, each has received a conforming copy.

BANK: CENTRAL VALLEY COMMUNITY BANK By: /s/James Ford James Ford President and Chief Executive Officer Dated: 4/23/2020	EXECUTIVE: JAMES J. KIM /s/ James J. Kim James J. Kim EVP COO Dated: 4/23/2020

EXHIBIT A

BENEFICIARY DESIGNATION

I, ______________________________, designate the following as beneficiary of benefits under the Executive Salary Continuation Agreement payable following my death:

Primary Beneficiary:

Contingent Beneficiary:

NOTE:	To name a trust as beneficiary, please provide the name of the trustee and the exact date of the trust agreement.

I understand that I may change these beneficiary designations by filing a new written designation with Central Valley Community Bank. I further understand that the designations will be automatically revoked if the beneficiary predeceases me, or, if I have named my spouse as beneficiary, in the event of the dissolution of our marriage.

Dated:
James Kim
EVP COO

ACCEPTED by Central Valley Community Bank

Dated:                        By:
James Ford
President and Chief Executive Officer

4843-5051-2263, v. 1